UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2011

NEOGENIX ONCOLOGY, INC.
(Exact name of Registrant as Specified in its Charter)

Maryland	0-53963	16-1697150
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

445 Northern Boulevard, Suite 24	11021
Great Neck, NY	(Zip Code)
(Address of Principal Executive Offices)
(516) 482-1200
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective February 9, 2011, we appointed Albine Martin, Ph.D, as Chief Operating Officer of the Company.

Dr. Martin, age 51, served from 2009 to 2011 as a Managing Partner of Adjuvant Global Advisors, LLC, a life sciences commercial strategy and business development consulting firm.  During this period she was responsible for management consulting and operational implementation on behalf of biotechnology, pharmaceutical, diagnostic/life science, and private sector funding programs.  From 2000 to 2008, she held multiple roles at Compugen Inc., a drug and diagnostic product candidate discovery company, most recently as Vice President Strategic Alliances and Licensing. Since September 2010, she has served as a consultant to us through Adjuvant Global Advisors.

In connection with the appointment of Dr. Martin, we entered into an employment agreement (the “Agreement”) with Dr. Martin, effective February 9, 2011.  The Agreement has no time-based term and is terminable without cause by the Company or Dr. Martin on 30 days prior written notice and immediately upon cause or good reason by the Company and Dr. Martin, respectively (as those terms are defined in the Agreement).  The Agreement provides an initial base salary of $250,000 and for possible annual performance bonuses of up to 50% of annual base salary upon achievement of certain performance objectives to be determined by the Company (in consultation with Dr. Martin).  The Agreement also provides, subject to the satisfaction of certain conditions by Dr. Martin, for a bonus (the “Bonus”) of up to $3.5 million in the event of (i) a Change of Control (as defined below) or (ii) an underwritten initial public offering of our stock (an “IPO”).  Dr. Martin’s right to payment of the Bonus is subject to certain vesting over time, provided that the Bonus is fully vested if the Company terminates her without cause or she resigns for good reason.  In addition, to earn the Bonus payable upon a IPO, Dr. Martin must remain employed by the Company on the date of the IPO (a “Qualifying IPO”).  If Dr. Martin earns the Bonus on a Qualifying IPO, half of the Bonus will be payable in the Company’s Common Stock (based on the per share price in the Qualifying IPO) and one third of the remaining shares will be issued only upon the 12th and 18th months following the Qualifying IPO.  For purposes of the Agreement, a “Change of Control” is defined as the sale by the shareholders of the Company of shares of capital stock of the Company representing at least 50% of the voting power of the Company or all or substantially all of its assets that constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company as described in Section 409A(a)(2)(A)(v) of the Internal Revenue Code.

Pursuant to the terms of the Agreement, Dr. Martin will be subject to a non-competition and non-solicitation period of 1 year following termination for any reason, and all of Dr. Martin’s inventions and related intellectual property rights and licenses developed during the term of her employment are the exclusive property of the Company.  Dr. Martin will be eligible for the following severance benefits if she is terminated (other than for cause) or resigns for good reason, subject to her executing a release of claims: (i) she will receive an amount equal to 12 months of her then current base salary, (ii) the Company will provide health insurance for 12 months after termination of employment provided Dr. Martin makes an effective COBRA election, and (iii) if the Company has consummated an IPO of its stock prior to the date 18 months after such termination of employment, but has not had a Change of Control before that date or before the date of Dr. Martin’s termination of employment, the Company will pay Dr. Martin on the date 18 months after termination of the employment, subject to the satisfaction of certain conditions by Dr. Martin, $3.5 million, one-half in cash and one-half in stock (equal to $1.75 million divided by the per share price of the Company’s stock in the IPO), in lieu of payment being made at the time of a subsequent Change of Control.  In addition, Dr. Martin will be entitled to participate in the Company’s standard benefits plans and policies.  A copy of the Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 8.01.     Other Events.

On February 2, 2011, we closed a capital raise of $544,587.50 through the sale of 43,567 shares of our common stock at a price per share of $12.50 in a private placement.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits

See Index to Exhibits attached hereto.

Certain statements in this report are forward looking in nature or “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  When used herein, the words “anticipate,” “expect,” “believe,” “intend,” “plan” and “estimate” and similar expressions as they relate to us or our management, are intended to identify forward looking statements.  Such statements are based on current expectations about future events, which we have derived from information currently available to us, and involve a number of risks, uncertainties, and other factors that could cause the amendments to the clinical trial protocol or our IND, if any, to differ materially from those stated.  A number of those risks, trends and uncertainties are discussed in the company’s SEC reports, including the company’s registration of securities on Form 10 and quarterly report on Form 10-Q.  Any forward looking statements in this report should be evaluated in light of these important risk factors.  Any forward looking statement speaks only as of the date of this report and, except to the extent required by applicable securities laws, the company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any changes in events.  If the company does update one or more forward looking statements, no inference should be drawn that it will make additional updates with respect to those or any other forward looking statements.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

NEOGENIX ONCOLOGY, INC.

By:	/s/ Dr. Philip Arlen
Dr. Philip Arlen
Chief Executive Officer

Date:  February 15, 2011

Index to Exhibits

Exhibit
Number	Description
10.1	Employment Agreement dated as of February 9, 2011 by and between Neogenix Oncology, Inc. and Albine Martin